EXHIBIT 4.8

                         American HealthChoice, Inc.
                           Series B Preferred Stock

           Certificate No.:         101

           Shares:

           Holder of Record:

           Date of Issuance:        September 30, 2004


           A.   Stated Value.

                1. Each share of Series B Preferred Stock shall have a stated (face) value of $100.00.

           B.   Dividends.

                1. The holder of each issued and outstanding share of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets at the time legally available for such purpose, dividends at a rate of four percent (4%) per annum on the stated value, payable semi-annually at the Company's option in cash or in shares of the Common Stock of the Corporation at a dividend conversion price equal to the average closing bid price for the twenty (20) trading days prior to payment; provided, however, that in no event shall the dividend conversion price be less that $0.05. Such dividends shall accumulate until paid to the holders. If any dividends payable on the Series B Preferred Stock with respect to any dividend payment period are not paid for any reason, the right of the holders of the Series B Preferred Stock to receive payment of such dividend shall not lapse or terminate, but said unpaid dividend or dividends shall be added to the stated value of the Series B Preferred Stock effective at the beginning of the semi-annual period next succeeding the semi-annual period as to which such dividends were not paid, and shall thereafter accrue additional dividends at the above-stated dividend rate. Any dividend payment made on the Series B Preferred Stock shall be credited against the earliest accrued but unpaid dividend which has be added to the stated value of the Series B Preferred shares and shall reduce the stated value by the amount of the dividend paid.
  No dividends shall be declared or paid with respect to the Corporation's Common Stock (other than a dividend payable solely in Common Stock of the Corporation), or upon any other class of Preferred Stock of the Corporation with a dividend preference subordinate to the dividend preference of the Series B Preferred Stock, unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Series B Preferred Stock.

                2. No dividends shall be paid on the Series B Preferred Stock if such payment would violate New York law.

           C.   Liquidation Preference.

                1. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series B Preferred Stock, then issued and outstanding, shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series B Preferred Stock, an amount equal to one hundred dollars ($100) per share, plus an amount equal to any unpaid dividends accumulated and unpaid on each such share to and including the date of distribution on such share. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series B Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series B Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series B Preferred Stock and the holders of any other series of Preferred stock with a liquidation preference equal to the liquidation preference of the Series B Preferred Stock shall share ratably in any distribution in accordance with the amount due such shareholders. After payment shall have been made to the holders of shares of the Series B Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series B Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences in all remaining assets of the Corporation available for distribution to its shareholders.

                2. A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

           D.   Conversion of Series B Preferred Stock.

                The holders of Series B Preferred Stock shall have the following conversion rights:

                1. Right to Convert. Each share of Series B Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

                2.   Mechanics of  Conversion.    Each  holder  of  Series  B
 Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series B Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date".

      The Corporation shall use its best efforts to issue and deliver within ten (10) business days after the Notice Date, to such holder of Series B Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series B Preferred Stock to be converted are received by the transfer agent or the Corporation within ten (10) business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series B Preferred Stock to be converted are not received by the transfer agent or the Corporation within ten (10) business days after the Notice Date, the Conversion Notice shall become null and void.

                3. Conversion Dates. The Series B Preferred Stock shall become convertible into shares of Common Stock at any Time commencing sixty
 (60) days after the date of issuance of the shares to be converted (the "Conversion Date").

                4. Conversion Price. In the event accrued dividends have been paid, the shares of Series B Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula.

                                   N x 100
                               Conversion Price

      N = the number of shares of the Series B Preferred Stock for which conversion is being elected.

                Conversion
      Price = the average closing bid price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Notice Date; provided, however, that in no event shall at he Conversion Price be less that $0.05; and provided, further, that in all cases the Corporation shall pay all accumulated but unpaid dividends with respect to the shares of Series B Preferred Stock being converted.

                5. Automatic Call Conversion. If the average bid price of the Corporation's Common Stock for five (5) trading days exceeds $0.20, each share of Series B Preferred Stock outstanding automatically shall be converted into 500 shares of Common Stock. The Conversion Date shall be 10 days after the bid price exceeds $0.20 for five trading

                6. Automatic Put Conversion. Each share of Series B Preferred Stock outstanding on September 30, 2007 automatically shall be converted into Common Stock on such date at the Conversion Price of $0.025, and September 30, 2007 shall be deemed to be the Notice Date with respect to such conversion.

                7. Fractional Shares. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Corporation's Common Stock on the Notice Date multiplied by such fraction.

                8.   Reservation of  Stock  Issuable Upon  Conversion.    The
 Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                9.   Adjustment to Conversion Price.

                     (a) If, prior to the conversion of all shares of Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                     (b) If, prior to the conversion of all shares of Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series B Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares Common Stock immediately theretofore purchasable and receivable upon conversion of shares of Series B Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the encumber of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series B Preferred Stock may be entitled to purchase.

                     (c) If any under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

           E.   Redemption of Series B Preferred Stock.

                1.   Prerequisites to  Redemption.   Before  the  holders  of
 Series B Preferred Stock shall have redemption rights, the Corporation shall meet all of the following prerequisites:

                     (a) The Corporation must be in compliance with the terms and conditions of the Belair Capital Group, Ltd. promissory note in the principal amount of $837,500 dated September 1, 2000 and amended March 31, 2004

                     (b) The Corporation must be current on all obligations to the Internal Revenue Service for payroll and withholding taxes.

                2. Shares eligible for Redemption. If the Corporation meets the aforementioned prerequisites and has an annual net profit after tax in excess of $500,000 for the twelve month period ending September 30, 2005, the holders of Series B Preferred Stock shall have redemption rights for 2,500 shares and an additional 2,500 shares if the Corporation has an annual net profit in excess of $500,000 for the twelve month period ending September 30, 2006.

                3. Mechanics of Redemption. The redemption dates shall be December 31, 2005 and December 31, 2006. Each holder of Series B Preferred Stock who desires to redeem the same into cash shall provide notice ("Redemption Notice") via telecopy to the Corporation. The original Redemption Notice and the certificate or certificates representing the Series B Preferred Stock for which redemption is elected, shall be delivered to the Corporation by international courier, duly endorsed. The Redemption Notice must be received by 10:00 am local time at the address of record for the Corporation on January 15, 2006 and January 15, 2007, respectively, to be eligible for redemption.

 If the Corporation receives redemption notices from holders of Series B Preferred Stock for more than 2,500 shares on either redemption date, the number of shares submitted for redemption will be reduced on a pro rata basis as to not exceed the 2,500 shares eligible for redemption. The Corporation shall issue and deliver a check in the amount of $100 multiplied by the number of shares eligible for redemption and, if required, a certificate for the number of shares not eligible for conversion due to 2,500 share redemption limitation, at the address of the holder on the stock books of the Corporation no later than March 31, 2006 and March 31, 2007, respectively.

           F. Voting. Except as otherwise provided below or by the General Corporation Law of the State of New York, holders of the Series B Preferred Stock shall have no voting power whatsoever, and no holder of Series B Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

           G. Protective Provision. So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                1. alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the Series B Preferred Stock;

                2. create any new class or series of stock or issue any capital stock senior to or having preference over the Series B Preferred Stock with respect to dividends, payments upon Liquidation (as provided for in Section B of this Designation) or redemption.

                3. do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

                4 enter into a merger in which the Corporation is not the surviving corporation; provided, however, that the provisions of this subparagraph (c) shall not be applicable to any such merger if the authorized capital stock of the surviving corporation immediately after such merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this section if such class or series had been authorized by the Corporation immediately prior to such merger of which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series B Preferred Stock prior t such merger and continuing as a authorized class or series at the time thereof.

           H. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series B Preferred Stock.

           I. Status of Redeemed Stock. In the event any shares of Series B Preferred Stock shall be redeemed as contemplated by this Designation, the shares so redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be re-issuable by the Corporation as Series B Preferred Stock.

           J. Taxes. All shares of Common Stock issued upon conversion of Series B Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue of delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that so such tax is payable. The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the holders of Preferred Stock against any withholding or similar tax in respect of such dividends.

      FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 502(d)(3) and 805 of the Business Corporation Law of the State of New York.

 IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury on September 30, 2004.


                               American HealthChoice, Inc.

                               By: _________________________________
                                   Dr. J. W. Stucki, President & CEO

                               By: _________________________________
                                   John C. Stuecheli, Secretary